SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

         Certification and Notice of Termination of Registration under
       Section 12(g) of the Securities Exchange Act of 1934 or Suspension
            of Duty to File Reports Under Section 13 and 15(d) of the
                      Securities Exchange Act of 1934.

                      Commission File Number: 0-17939

                      CAROLINA FIRST BANCSHARES, INC.
          (Exact name of registrant as specified in its charter)

                            22 Union Street, North
                         Concord, North Carolina 28025
                              (704) 786-3300
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 COMMON STOCK
            (Title of each class of securities covered by this Form)

                                     None
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports.

  Rule 12g-4(a)(1)(i)    [x]   Rule 12h-3(b)(1)(ii)    [  ]
  Rule 12g-4(a)(1)(ii)   [ ]   Rule 12h-3(b)(2)(i)     [  ]
  Rule 12g-4(a)(2)(i)    [ ]   Rule 12h-3(b)(2)(ii)    [  ]
  Rule 12g-4(a)(2)(ii)   [ ]   Rule 15d-6              [  ]
  Rule 12h-3(b)(1)(i)    [x]

     Approximate number of holders of record as of the certification or Notice date: None

     Pursuant to the requirements of the Securities Exchange Act of 1934, First Charter Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   FIRST CHARTER CORPORATION, as
                                   successor by merger to Carolina
                                   First BancShares, Inc.

DATE: April 5, 2000                By:  /s/ ROBERT O. BRATTON
                                   Robert O. Bratton
                                   Executive Vice President, Chief
                                   Operating Officer and Chief
                                   Financial Officer